PGIM Investments LLC

655Broad Street – 17th Floor Newark, New Jersey 07102

December 1, 2021

The Board of Directors

Prudential Investment Portfolios, Inc. 15

655 Broad Street—17th Floor

Newark, New Jersey 07102

Re: PGIM ESG High Yield Fund (the "Fund")

To the Board of Directors:

PGIM Investments LLC (PGIM Investments) has contractually agreed that to the extent the Fund invests in a U.S. registered exchange-traded fund advised by PGIM Investments (each, a "PGIM ETF"), PGIM Investments will waive any management fees it receives from the Fund in an amount equal to the unitary management fee received by PGIM Investments from the PGIM ETF attributable to the Fund's investment in such PGIM ETF. This waiver will be effective at any time the Fund is invested in the PGIM ETF and will remain in effect for so long as the Fund is invested or intends to invest in the PGIM ETF, unless earlier terminated by agreement of the Board of the Fund.

Very truly yours,

PGIM INVESTMENTS LLC

By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President